Exhibit 99.1

FOR IMMEDIATE RELEASE        Contact: Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces First Quarter Results

Torrance, California - June 12, 2013 - Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:

Our first quarter results reflect the continued softness in public school funding. Sales declined by 16% from $23,668,000 in the first quarter of fiscal 2012 to $19,890,000 in the first quarter of fiscal 2013. Although sales declined, pre-tax operating loss improved in the first quarter of fiscal 2013 compared to the comparable period of the prior year from $(4,817,000) to $(4,484,000).

Publicly funded entities are continuing to suffer severe budget challenges. Although tax revenues are recovering to pre-recession levels, structural spending deficits continue to adversely impact budgets for education spending, typically the largest line item in a state budget. Most states, cities, counties, and school districts are facing continued constraints in operating budgets requiring cutbacks in personnel and services, leaving less money for replacement furniture. Completed bond funded construction projects, for which furniture is typically purchased and installed, are expected to decline modestly in 2013 compared to 2012.

As discussed more fully in the Company's annual report on Form 10-K for the year ended January 31, 2013, the Company has made substantial reductions in its cost structure over the last two years, enabling the Company to reduce operating losses for our traditionally slow first quarter despite a reduction in revenue. A voluntary early retirement program in the fall of 2011, normal attrition of employees who were not replaced, and a small reduction in force completed in May of 2013 have contributed to this reduced cost structure. The Company is entering the summer of 2013 with approximately 30% fewer employees compared to the summer of 2011. This reduction in force was concentrated in manufacturing, and included both direct labor and indirect positions. The intent of the Company is to meet the seasonal demand for production and distribution through more aggressive use of temporary seasonal workers. Aggressive use of seasonal labor will enable the Company to reduce structural spending during the traditionally slow first and fourth quarters.

Monthly order rates during the first quarter of 2013 have been extremely volatile compared to the prior year. Orders were very slow and below last year during the first two months, and picked up noticeably in April with more orders in April 2013 than April of the prior year. Orders for the first quarter of 2013 were 24% less than the first quarter of 2012. Order backlog at April 30, 2013 was approximately 9.5% less than at April 30, 2012. The improvement in order rates experienced in April continued for May of 2013, with May 2013 orders and order backlog as of May 31, 2013 each exceeding that of May of the prior year.

We remind investors that our first quarter is seasonally light and therefore not a proportional representation for the full year. Our market remains highly volatile and current trends could deteriorate or improve as the year progresses. Here are our results for the first quarter ended April 30, 2013, and the comparable period last year:

		Three Months Ended
		04/30/2013	4/30/2012
		(In thousands, except share data)

Net sales		$19,890	$23,668
Cost of sales		13,481	16,701
Gross profit		6,409	6,967
Selling, general administrative & other expense		10,893	11,784
Loss before income taxes		(4,484)	(4,817)
Income tax expense (benefits)		(37)	16
Net loss		$(4,447)	$(4,833)

Net loss per share - basic (a)		$(0.31)	$(0.34)

Weighted average shares outstanding - basic (a)		14,441	14,296

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	04/30/2013	1/31/2013	4/30/2012
	(In thousands)

Current assets	$50,406	$37,037	$53,981
Non-current assets	44,930	45,201	47,516
Current liabilities	35,389	24,511	38,101
Non-current liabilities	37,232	30,707	37,105
Stockholders' equity	22,715	27,020	26,291

Despite a reduction in first quarter sales, our first quarter operating results showed improvement. Gross profit improved to 32.2% of net sales from 29.4% due to a combination of increased selling prices, reduced factory spending, stable costs for raw materials and stable levels of factory utilization. Our cost control efforts also enabled us to reduce our selling, general and administrative expenses.

Longer term, underlying demographic trends remain favorable. Despite underlying demographic strength, the domestic market for classroom furniture seems likely to remain soft until the economy and the related state and local tax receipts support increased spending on education.

We continue to aggressively pursue all profitable business in our market, and we continue to bring new products to market in an effort to gain market share. Despite a significant reduction in headcount, our direct sales force has been substantially unaffected and the Company is increasing spending for certain marketing initiatives. We have effectively controlled our balance sheet, specifically inventory. Along with our ongoing sales to public, private, and charter schools, the Company continues to accelerate efforts to increase sales to certain international markets. To complement these efforts, Virco is increasing its outreach to customers in colleges and universities nationwide.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; economic conditions; the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2013, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
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End of filing